EXHIBIT 10.23

Amendment to Employment Agreement

This Amendment to the Employment Agreement (the “Amendment”) is made and entered into as of January 8, 2021 and is effective as of January 1, 2021 (the “Effective Date”) by and between Kadmon Corporation, LLC, a Delaware limited liability company having a principal place of business at 450 East 29th Street, New York, NY 10016 (“Kadmon”) and Steven Meehan, with a mailing address of [ADDRESS REDACTED] (“Employee”).  Capitalized terms used but not defined herein shall have the meaning provided in the Employment Agreement (defined below).

WHEREAS, Kadmon and Employee (together, the “Parties”) are parties to an Employment Agreement with an effective date of February 8, 2019 (the “Employment Agreement”);

WHEREAS, Kadmon and Employee have agreed to changes to certain terms of the Employment Agreement; and

NOW, THEREFORE, for good and valuable consideration contained herein, the exchange, receipt and sufficiency of which are acknowledged, the Parties agree as follows:

1. Section 3(a) of the Employment Agreement shall be deleted in its entirety and replaced with the following:

Base Salary. Beginning as of the Effective Date, Kadmon shall pay to Employee an annual base salary for all services to be rendered by Employee under this Employment Agreement of $520,000 (the “Base Salary”), which Base Salary shall be paid in accordance with Kadmon’s normal payroll schedule, procedures and policies (which schedule, procedures and policies may be modified from time to time) and subject to applicable deductions as required by law and elected by Employee.  Kadmon shall review Employee’s salary on an annual basis and may, in its discretion, consider and declare from time to time increases in the Base Salary that it pays Employee.  The level of Base Salary as provided in this section shall become the level of Base Salary for the remainder of the term of this Agreement unless there is a further increase in Base Salary as provided herein.

2. Section 3(c) of the Employment Agreement shall be deleted in its entirety and replaced with the following:

Discretionary Bonus. Employee will be eligible for an annual (calendar year) target bonus of 45% of the Base Salary (“Target Bonus”), based on Company performance and Employee performance. The evaluation of both Company performance and Employee performance, and the amount of any bonus awarded hereunder (the “Discretionary Bonus”), will be at the discretion of the Board’s Compensation Committee, and no bonus or amount of bonus is guaranteed. Kadmon shall review Employee’s Target Bonus percentage on an annual basis and may, in its discretion, consider and declare from time to time increases in the Target Bonus percentage, including with potential individual performance modifiers, that it pays Employee.  Employee must be employed on the date the bonus is paid in order to receive any Discretionary Bonus described hereunder.

3. Section 5(d) of the Employment Agreement shall be deleted in its entirety and replaced with the following:

Resignation by Employee for Good Reason. Employee may resign from his employment hereunder at any time if Employee has Good Reason. For purposes of this Agreement, the term “Good Reason” shall mean: (i) any diminution in Employee’s duties or responsibilities hereunder (other than in connection with a termination of Employee’s employment), which remains uncured by the Company for 5 days following receipt by the Company of written notice of same, which notice shall include reasonable detail as to the nature of the potential resulting Good Reason; (ii) a diminution in Employee’s Base Salary; (iii) a relocation of the Company’s principal place of business outside New York City; or (iv) the Company’s consummation of a Change in Control (which for the purposes of this Agreement shall be defined as such term is defined in in the Kadmon Holdings, Inc. 2016 Equity Incentive Plan, the “Plan”).

4. The second sentence of Section 5(f) shall be replaced with the following:

In the event that the Employee’s employment hereunder is terminated without Cause, or Employee resigns with Good Reason, and provided that Employee first signs and does not revoke any portion of a comprehensive release of claims against the Company, and its current and former affiliated entities and individuals, in a form drafted by the Company, the Company shall pay the Employee severance in an amount equal to his Base Salary and an amount equal to the greater of his Target Bonus or the previous year’s Discretionary Bonus (collectively, the “Severance”).

The remaining provisions of Section 5(f) will be unchanged.

5. A new Section 5(h) shall read as follows:

Acceleration of Equity Awards Upon or Following a Change in Control.  In the event that Employee’s employment hereunder is terminated without Cause, or Employee resigns with Good Reason, in either case during the three (3) months prior to, as of, or within twelve (12) months following the effective date of a Change in Control, then, in addition to Employee’s eligibility to receive the payments under Section 5(f) above (including Severance), each current or future Award (as defined in the Plan) granted to Employee that is then outstanding, or any other then outstanding equity award granted to Employee under any successor plan or otherwise (collectively the “Awards”), including Awards that would otherwise vest only upon satisfaction of performance criteria, shall accelerate and vest in full as of the date of such termination or, if later, on the closing date of the Change in Control and, if applicable, become exercisable.  In the case of the consummation of the Change in Control in which an outstanding Award is not continued, assumed or substituted for by the Company or the acquiror or any of its affiliates as part of such Change in Control transaction, then such Award will become fully vested and exercisable on or immediately prior to the closing date of the Change in Control, whether Employee terminates employment or not.  For purposes of this Section 5(h), the unvested portion of Awards will remain in effect for no less than three months in the case of a termination occurring before a Change in Control, but in any case no longer than the original term or expiration date of the Award.  The provision of accelerated vesting hereunder is subject to a valid and fully effective comprehensive release of claims that can no longer be revoked as set forth in Section 5(f) above.  This Section 5(h) is in addition to, and is not intended to supersede or replace, any other provision for accelerated vesting of equity under the Plan or otherwise.

6. A new Section 5(i) shall read as follows:

Excise Tax Adjustment.

i.

Notwithstanding any other Section 280G agreement applicable to Employee, if any payment or benefit Employee will or may receive from the Company or otherwise (a “280G Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Code, and (ii) but for this Section, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then any such 280G Payments (the “Payments”) will be equal to the “Reduced Amount” where the Reduced Amount is (1) the largest portion of the Payments that will result in no portion of such Payments being subject to the Excise Tax, or (2) the entire amount of the Payments otherwise scheduled to be paid (without reduction), whichever of the forgoing amounts, after taking into account all applicable federal, state and local employment taxes, income taxes and the Excise Tax (all computed at the highest applicable merged rate, net of the maximum reduction in federal income taxes which could be obtained from a deduction of all state and local taxes), results in Employee’s receipt, on an after-tax basis, of the greatest dollar value of the Payments.  If subsection (1) above applies and a reduced amount of the Payments is payable, then any reduction of Payments required by such provision will occur in a manner necessary to provide Employee with the greatest post-reduction economic benefit as determined by the Company.  If more than one manner of reduction of Payments necessary to arrive at the Reduced Amount yields the greatest economic benefit to Employee, the Payments shall be reduced pro rata. The method used to reduce Payments is the “Reduction Method.”

ii.

In connection with a Change in Control transaction, the Company shall engage its accounting firm or law firm (“Firm”) to perform the calculations to determine if the Payments to Employee would reasonably be subject to Section 280G of the Code, and the Company shall use reasonable efforts to cause the Firm to finalize such calculations, and the Company shall deliver such calculations and any supporting documentation to Employee, by no later than ten (10) days before the closing of the Change in Control. The Company shall bear all expenses with respect to the determinations by such Firm required to be made hereunder.

iii.

Notwithstanding any provision of this Section 5(i) to the contrary, if the Reduction Method would result in any portion of the Payments being subject to taxes pursuant to Section 409A that would not otherwise be subject to taxes pursuant to Section 409A, then the Reduction Method will be modified so as to avoid the imposition of taxes pursuant to Section 409A as follows: (A) as a first priority, the modification shall preserve to the greatest extent possible, the greatest economic benefit for Employee as determined on an after-tax basis; (B) as a second priority, Payments that are contingent on future events (e.g., being terminated without Cause), shall be reduced (or eliminated) before Payments that are not contingent on future events; and (C) as a third priority, Payments that are “deferred compensation” within the meaning of Section 409A shall be reduced (or eliminated) before Payments that are not deferred compensation within the meaning of Section 409A.

7. Section 6(k) of the Employment Agreement shall be deleted in its entirety and replaced with the following:

Section 409A and Taxes. All forms of compensation paid to Employee by the Company, including any payments made pursuant to this Agreement, are subject to reduction (or payment by Employee, to the extent that additional amounts are required) to reflect applicable withholding and payroll taxes and other applicable deductions. Employee agrees that the Company does not have a duty to design its compensation policies in a manner that minimizes his tax liabilities, and Employee will not make any claim against the Company related to tax liabilities arising from his compensation. The payments and benefits under this Agreement are intended, and will be construed, to be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”); provided, however, that nothing in this Agreement shall be construed or interpreted to transfer any liability for any tax (including a tax or penalty due as a result of a failure to comply with Section 409A) from Employee to the Company or to any other entity or person. Any payment to Employee under this Agreement that is subject to Section 409A and that is contingent on a termination of employment is contingent on a “separation from service” within the meaning of Section 409A. If, upon separation from service, Employee is a “specified employee” within the meaning of Section 409A, any payment under this Agreement that is subject to Section 409A and triggered by a separation from service and would otherwise be paid within six months after Employee’s separation from service will instead be paid in the seventh month following such separation from service or, if earlier, upon Employee’s death (to the extent required by Section 409A(a)(2)(B)(i)). Each installment of severance pay or compensation hereunder is considered a separate payment for purposes of Section 409A.  Any taxable reimbursement due under the terms of this Agreement shall be paid no later than December 31 of the year after the year in which the expense is incurred, and all taxable reimbursements and in-kind benefits shall be provided in accordance with Treas. Reg. § 1.409A-3(i)(1)(iv). The parties agree that if necessary to avoid non-compliance with Section 409A, they will cooperate in good faith to modify the terms of this Agreement or any applicable equity award, provided, that such modification shall endeavor to maintain the economic intent of this Agreement or any such equity award.

8. Except as herein modified or amended, no other term or provision of the Employment Agreement is amended or modified in any respect.  The Employment Agreement, as modified by this Amendment, sets forth the entire understanding between the parties with regard to the subject matter hereof and supersedes any prior oral discussions or written communications and agreements.  This Amendment cannot be modified or amended except in writing signed by Employee and a duly authorized member of the Board.

IN WITNESS WHEREOF, the Parties hereto, by and through their duly authorized representatives, have executed this Amendment effective as of the Effective Date.

[Signature Page to Follow]

KADMON CORPORATION, LLC

By: /s/ Harlan W. Waksal

Harlan W. Waksal, M.D.

President and Chief Executive Officer

Date: January 8, 2021

/s/ Steven Meehan

Steven Meehan

Executive Vice President, Chief Financial Officer

Date: January 8, 2021